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EXHIBIT 99.1


Investor Contact: Nancy Christal        Media Contact: Todd Andrews
                  Vice President                       Director
                  Investor Relations                   Corporate Communications
                  914-722-4704                         401-770-5717



CVS CORPORATION ANNOUNCES PRICING OF $300 MILLION PRIVATE PLACEMENT

         WOONSOCKET, R.I. March 19, 2001 -- CVS Corporation (NYSE: CVS) announced today that it privately placed $300 million of 5 5/8% notes due 2006 with an original issue price of 99.552%. Closing on the private placement is expected to occur on or about March 22, 2001. The proceeds from the sale of the notes will be used to repay outstanding short-term debt.

         The notes have not been registered under the Securities Act and may not be sold absent registration or an applicable exemption from registration requirements.

         CVS is America's #1 pharmacy dispensing more retail prescriptions in more stores than any other chain. With annual revenues of more than $20 billion, CVS has created innovative approaches to serve the healthcare needs of all of our customers through its more than 4,100 CVS/pharmacy stores; CVS ProCare, its specialty pharmacy business; CVS.com, its online pharmacy; and Pharmacare, its pharmacy benefit management company. General information about CVS is available through the Investor Relations portion of the Company's website, at http://www.CVS.com.

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